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(BW)(WA-PYRAMID-BREWERIES)(PMID) Pyramid Breweries Inc. Adopts
Stockholder Rights Plan

        Business Editors

        SEATTLE--(BUSINESS WIRE)--June 15, 1999--Pyramid Breweries Inc. (Nasdaq:PMID) today announced that it has adopted a Stockholder Rights Plan to assist its stockholders in realizing fair value and equal treatment in the event of any attempted takeover.

        "The action we have taken today significantly enhances the protection afforded to our stockholders without impeding our ability to pursue transactions in their best interests," said George Hancock, Chairman of the Board and Chief Executive Officer.

        Under the Rights Plan, which is effective immediately, a dividend of one Stock Purchase Right is being declared for each share of common stock outstanding at the close of business on June 28, 1999. In addition, each new share of common stock issued after this date and prior to the triggering of the rights or under the various classes of warrants and options Pyramid Breweries Inc., ('Pyramid') has outstanding, will be issued with a Stock Purchase Right attached to it. No separate certificates evidencing the rights will be issued unless and until they become exercisable. There are currently 8,228,227 shares of common stock outstanding.

        The rights generally will not become exercisable until a person or group acquires beneficial ownership of shares of common stock that represent 20 percent or more of the voting power of the common stock of Pyramid in a transaction that is not approved in advance by the board of directors. In that event, each Right will entitle the holder, other than the unapproved acquirer and its affiliates, to buy common stock of Pyramid at 50 percent of its market value for the Right's then current exercise price (initially $12, subject to adjustment). In addition, if the rights were triggered by such a non-approved acquisition and Pyramid were thereafter to be acquired in a merger in which all stockholders were not treated alike, stockholders with unexercised rights, other than the unapproved acquirer and its affiliates, would be entitled to purchase common stock of the acquirer with a value of twice the exercise price of the rights.

        Pyramid's board of directors may redeem the rights for a nominal amount at any time prior to an event that causes the rights to become exercisable. The rights will expire on June 28, 2009.

        The full details of the Rights Plan and the text of the bylaw amendments will be available in a Form 8-K to be filed with the SEC shortly.

        Pyramid Breweries Inc. is one of the leading craft brewers in the market for fresh, full-flavored beers. Pyramid brews more than 25 different styles of ales and lagers under its Pyramid Ales, Thomas Kemper Lager and Monx Belgian Style brands as well as four styles of soda under the Thomas Kemper Soda label. The company operates breweries and alehouse/restaurants in Seattle, and Berkeley, California.

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     CONTACT: Pyramid Breweries Inc.
              Richard Denmark, 206/682-8322 ext. 214



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